Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-133883) of ARM Holdings plc of our report dated April 2, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 20-F. We also consent to the references to us under the heading “Selected Financial Data” in this Form 20-F.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chartered Accountants
London, England
April 11, 2007